Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 2 to Registration Statement of Fellazo Inc. (the “Company”) on Form S-1 of our report dated May 16, 2019, with respect to our audit of the financial statements of the Company as of December 31, 2018 and for the period from October 5, 2018 (date of inception) through December 31, 2018, appearing in the Prospectus, which is part of this Registration Statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” appearing in this Registration Statement.

/s/ RBSM LLP

New York, NY

July 12, 2019